Item 77C Treasury Money Fund Institutional

Registrant incorporates by reference its
Registration Statement on Form N-14, filed on
December 19, 2006 (SEC Accession No.
0001193125-06-256338)

Shareholder Meeting Results:

A Special Meeting of Shareholders of DWS
Treasury Money Fund Institutional was held on
May 4, 2007. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

Proposal:
Approving an Agreement and Plan of
Reorganization and the transactions it
contemplates, including the transfer of all assets of Treasury Money Fund Institutional to the
Treasury Portfolio, a series of Investors Cash
Trust ("ICT Treasury Fund"), in exchange for shares of ICT Treasury Fund and the assumption by ICT Treasury Fund of all liabilities of Treasury Money Fund Institutional, and the distribution of such shares, on a tax-free basis for federal income purposes, to the shareholders of Treasury Money Fund
Institutional in complete liquidation and termination of Treasury Money Fund
Institutional.

Number of Votes:



For
Against
Abstain



345,104,046.945
0
78,477.540

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